EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8, Nos. 333-33006, 333-06327,333-107745, 333-103845 and 333-48185) of Hub Group, Inc. of our report dated February 16, 2004, with respect to the consolidated financial statements and schedule of Hub Group, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Chicago, Illinois

March 11, 2004